Exhibit 21.1

PROS Holdings, Inc.
List of Subsidiaries as of December 31, 2012

Name of Entity                                                  State of Incorporation/Organization
PROS, Inc.                                                           Delaware
PROS Europe Limited                                      United Kingdom
PROS Germany GmbH                                    Germany